EXHIBIT 10.02

ELECTRONIC ARTS INC. AND SUBSIDIARIES

DESCRIPTION OF REGISTRANT’S FISCAL YEAR 2004
EXECUTIVE OFFICER BONUS PLAN

Target annual bonuses are set for each executive officer based upon a percentage of base salary. Bonuses for executive officers reporting to the Chief Executive Officer are generally paid in two parts, one of which relates only to the Company’s earnings results, and one of which is discretionary and is measured against each individual’s contributions. Other executive officers have a third part which relates to a specific business unit’s or product’s financial performance. Bonuses are paid after the end of the fiscal year. If profits in any period are less than 85 percent of the Company’s plan, no bonus based on the Company’s performance may be paid for that period. If profits exceed plan during a period, the bonus rate is accelerated for the incremental profits above plan, with a maximum of 200 percent payout of the bonus target.